Exhibit 99.3

ALTRIA PRESENTS AT THE BARCLAYS CAPITAL BACK-TO-SCHOOL

CONSUMER CONFERENCE

RICHMOND, Va. September 8, 2010 – Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Barclays Capital Back-To-School Consumer Conference in Boston, Massachusetts today. The presentation is being webcast live at www.altria.com in a listen-only mode, beginning at approximately 9:00 a.m. Eastern Time.

During the presentation, David R. Beran, Altria’s Executive Vice President and Chief Financial Officer will discuss Altria’s plans to continue delivering superior returns to shareholders.

2010 Full-Year Guidance

Altria reaffirms that its 2010 full-year guidance for reported diluted earnings per share (EPS) is expected to be in the range of $1.81 to $1.85. This forecast includes estimated net charges of $0.06 per share related to asset impairment, exit, integration and implementation costs, UST acquisition-related costs, SABMiller plc (SABMiller) special items and tax items.

Altria reaffirms that its 2010 full-year guidance for adjusted diluted EPS is expected to be in the range of $1.87 to $1.91, representing a forecasted growth rate of 7% to 9% from an adjusted base of $1.75 per share in 2009.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. A reconciliation of Altria’s full-year forecasted reported and adjusted diluted EPS is detailed later in this press release.

Webcast Replay

A copy of Mr. Beran’s business presentation and prepared remarks, as well as a replay of the audio webcast of his remarks are available at www.altria.com until 5:00 p.m. Eastern Time on Thursday, October 7, 2010.

Financial Measures

Altria reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release contains 2009 actual results and 2010 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. A reconciliation of non-GAAP financial data to the most directly comparable GAAP measure is detailed below.

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Altria’s Full-Year Earnings Per Share Forecast Excluding Special Items

	Full Year
	2010 Estimated	2009 Actual	Change
Reported diluted EPS	$1.81 to $1.85	$1.54	18% to 20%
Asset impairment, exit, integration and implementation costs	0.04	0.19
UST acquisition-related costs*	0.01	0.06
SABMiller special items	0.03	—
Tax items	(0.02)	(0.04)

Adjusted diluted EPS	$1.87 to $1.91	$1.75	7% to 9%

*	Excludes exit and integration costs

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle), and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release and today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the period ended June 30, 2010.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including broad-based regulation by the U.S. Food and Drug Administration; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

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